Exhibit 23.1

[LETTERHEAD]

12 Greenway Plaza, Suite 1202
Houston, TX 77046-1289
Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126695) of Particle Drilling Technologies, Inc. of our reports dated December 14, 2005 relating to the consolidated financial statements of Particle Drilling Technologies, Inc., Particle Drilling Technologies, Inc.’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Particle Drilling Technologies Inc., which appear on Form 10-K.

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas
December 14, 2005